                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


       THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated this 14th day of November, 1997, by and between FIESTA RESTAURANTS, INC., an Oklahoma corporation (the "Buyer") and FAMOUS RESTAURANTS, INC., a Delaware corporation ("Famous"), GARCIA'S RESTAURANTS, INC., a Colorado corporation ("Garcia's"), FIESTA ENTERPRISES, INC., an Arizona corporation ("Fiesta"), FAMOUS MEXICAN RESTAURANTS OF ARIZONA, INC., an Arizona corporation ("Famous of Arizona"), FAMOUS MEXICAN RESTAURANTS OF IDAHO, INC., an Idaho corporation ("Famous of Idaho"), FAMOUS MEXICAN RESTAURANTS OF UTAH, INC., a Utah corporation ("Famous of Utah"), FAMOUS FISH RESTAURANTS, INC., a California corporation ("Famous Fish") (with Famous, Garcia's, Fiesta, Famous of Arizona, Famous of Idaho, Famous of Utah and Famous Fish collectively referred to as the "Sellers").

                             W I T N E S S E T H :

       WHEREAS, Sellers own and operate, among other things, seventeen (17) Garcia's Mexican Restaurants, Casa Lupita Restaurants and Carlos Murphy's Restaurants as described on Exhibit A hereto (the "Restaurants"); and

       WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, subject to the terms and conditions of this Agreement, substantially all of the business, assets, properties and rights related to the Restaurants and Sellers' corporate headquarters located at 6210 East Thomas Road, Suite 203, Scottsdale, Arizona (the "Corporate Headquarters");

       NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                               PURCHASE AND SALE

       Section 1.1 Sale of Assets. On the Closing Date, Buyers shall assume the Assumed Obligations (as defined below) and Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Sellers, all assets, properties, rights, or claims owned by Sellers or used by Sellers in connection with the operation, ownership, or maintenance of the Restaurants and the Corporate Headquarters, of every kind and description, whether tangible or intangible, real, personal or mixed (the "Assets") (but excluding the Excluded Assets as defined below), including without limitation the following:

              (a) The real property described in Schedule 1.1(a) hereto together with all buildings and improvements located thereon (the "Real Property") and all easements, rights-of-way, tenements, rights of egress and ingress and all other rights in real property related to or used in connection with the ownership, operation or maintenance of the Restaurants, the Corporate Headquarters or the Assets;
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              (b)    All equipment, fixtures, communication and office
       equipment, materials, supplies, inventories, furniture and furnishings, interior and exterior signage and decor, leasehold improvements, menus, paper goods, flatware, glassware, utensils, garments, linens, advertising materials, vehicles, and all other personal property of each Seller, whether owned, leased or used by Sellers, associated in any way with the ownership, operation or maintenance of the Restaurants, the Corporate Headquarters or the Assets, including without limitation the items listed in Schedule 1.1(b) hereto;

              (c) All of each Seller's rights under the agreements and contracts listed in Schedule 1.1(c) hereto (the "Contracts");

              (d) All of each Seller's rights under the real estate leases listed in Schedule 1.1(d) hereto (the "Leases");

              (e) All of each Seller's rights under all licenses, permits, orders, certificates, trademarks, service marks, trade names, prospect lists, proprietary information and all other intangible property, necessary or incidental to the ownership, operation or maintenance of the Restaurants, the Corporate Headquarters or the Assets, including without limitation the right to the use of the names "Garcia's Mexican Restaurants," "Casa Lupita Restaurants" and "Carlos Murphy's Restaurants" but subject to Section 1.2(b) hereof;

              (f) All books and records, customer lists, contract files, software programs, supplier lists, invoices and all other documents and information relating to the ownership, operation or maintenance of the Restaurants, the Corporate Headquarters or the Assets;

              (g) All petty cash related to the operation of the Restaurants (not to exceed $2,500 per Restaurant), all receivables generated in connection with the business of the Restaurants and all deposits, pre-paid expenses and similar items of each Seller;

              (h) All claims, refunds, causes of action, choses in action, rights of recovery, rights of recoupment and other rights of action of each Seller related to the Assets or the Restaurants; and

              (i)    All goodwill associated with the Restaurants.

       Section 1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, excluded from the sale to Buyer pursuant to this Agreement shall be the following (the "Excluded Assets"):





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              (a)    all cash, cash equivalents and securities in the
       possession of Sellers on the Closing Date except for the amounts described in Section 1.1(g) above; and

              (b) the right to use of the name "Carlos Murphy's," "Garcia's" or "Casa Lupita" in the areas described on Schedule 1.2(b) and Schedule 3.13(b ).

              (c) all rights, property and assets of Sellers which shall have been transferred or disposed of by Sellers in the ordinary course of business prior to the Closing;

              (d)    the rights of Sellers under this Agreement;

              (e) Sellers' corporate seals, certificates and articles of incorporation, minute books, stock records, financial statements, journals and ledgers;

              (f) the rights to any of Sellers' claims for any federal, state or local tax refunds; and

              (g)    insurance policies of Sellers.

       Section 1.3 Assumption of Liability. In connection with the acquisition of the Assets, Buyer shall not assume any debt, expense, liability or obligation of the Sellers or heretofore arising out of the Restaurants, except that at the Closing Buyer shall assume and agree to pay, perform or otherwise discharge the following obligations and liabilities (the "Assumed Obligations"):

              (a) Those (and only those) accounts payable and accruals of Sellers set forth on Schedule 1.3(a); provided, that, Buyer's aggregate liability assumed pursuant to this Section 1.3(a) shall not exceed One Million Six Hundred Thousand Dollars ($1,600,000). Buyer acknowledges that the exact dollar amount of the accruals and payables incurred by Sellers through Closing may differ to an immaterial extent from those set forth in Schedule 1.3(a) due to the inherent delay in reporting such items in Sellers' accounting systems. The parties agree that Buyer shall assume and pay such additional accruals and payables of the kind set forth in Schedule 1.3(a); provided, that, Buyer's total aggregate assumed liability under this Section 1.3(a) shall not in any event exceed One Million Six Hundred Thousand Dollars ($1,600,000).

              (b) Sellers' duties and obligations arising from and after the Closing Date under the Leases and Contracts and provided, that, Buyer shall assume no liability or obligation under a Lease until such time as all necessary consents to the assignment of the same to Buyer are obtained.

       Section 1.4 Closing. Closing of the purchase and sale provided for herein (the "Closing") shall take place at 10:00 a.m., local time, on November 14, 1997 at the offices of Hall, Estill, Hardwick, Gable, Golden & Nelson in Oklahoma City, Oklahoma or at such other time, date and place as may be mutually agreed upon in writing by Buyer and Famous (such time and date being referred to herein as the "Closing Date").





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              (a)    At the Closing, Sellers shall deliver to Buyer the
       following:

                      (i) duly executed deeds, bills of sale, assignments and other instruments of conveyance conveying the Assets to Buyer in such form and substance as Buyer shall reasonably request;

                     (ii) certified copies of resolutions duly adopted by each Seller's Board of Directors and shareholders approving this Agreement, any related agreements or documents and the sale of the Assets to Buyer as contemplated hereby;

                    (iii) an opinion of counsel to Sellers on such matters as Buyer shall reasonably request;

                     (iv) possession of all Assets, which possession shall take the form of physical possession of an Asset capable of such possession and an instrument of transfer with respect to other Assets;

                      (v) a duly executed assignment of each of the Contracts and Leases together with the consent to the assignment of each Lease by lessors (and sublessors) having a right to consent to such assignment and certification by the assigning Seller that such Seller is not in default under the Contracts and Leases, and setting forth the terms of the Contracts and Leases subject to
              Section 5.7(c) hereof;

                     (vi) duly executed releases of all liens held by Heller Financial, Inc. and NCMR, Inc. against the Assets as set forth on
              Schedule 3.16 hereof; and

                    (vii) a duly executed guaranty by Heller Financial, Inc. ("Heller") of Sellers' obligations under Article VIII hereof (the "Heller Guaranty").

              (b) At the Closing, Buyer shall deliver to Sellers the following:

                      (i) an amount equal to each Seller's share of the Purchase Price payable at closing as described in Section 2.1 via wire transfer of immediately available funds to an account identified by each Seller;

                     (ii) certified copies of resolutions duly adopted by the Board of Directors of Buyer approving this Agreement, any related agreements and documents and the purchase of the Assets by Buyer as contemplated hereby;

                    (iii) the opinion of counsel to Buyer on such matters as Sellers shall reasonably request; and





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                      (iv)  an agreement of assumption (the "Assumption
              Agreement") regarding the assumption of the Assumed Obligations in such form and substance as Sellers shall reasonably request;

              (c) At the Closing, the parties shall execute and deliver the following:

                      (i) Management Agreement(s) (the "Management Agreements") among Buyer and Famous (or other appropriate Seller entity) pertaining to the management of Famous' restaurants located in Schaumburg, Illinois and Davie, Florida and pertaining to the management of any Restaurants as to which all necessary consents to assignment of the Leases of the Restaurants have not been obtained at Closing; and

                      (ii) a Non-Solicitation Agreement between Buyer, Sellers and Heller Financial, Inc.


                                   ARTICLE II

                              PRICE AND ALLOCATION

       Section 2.1 Purchase Price and Payment Terms. The purchase price for the Assets (the "Purchase Price") shall be Nine Million Two Hundred One Thousand Four Hundred Fourteen Dollars ($9,201,414) less those Known Liabilities (as defined in Section 3.6 hereof) which are to be credited to the Purchase Price under Schedule 3.6. The entire Purchase Price shall be payable in full at Closing. The Purchase Price shall be paid to Famous on behalf of all the Sellers or as otherwise directed by Famous.

       Section 2.2 Risk of Loss. The risk of loss or destruction or damage to any or all of the Assets from any cause whatsoever at all times prior to the date of Closing, shall be borne by Sellers. Subsequent to the date of Closing, the risk of loss or destruction of or damage to any or all the Assets from any cause whatsoever shall be borne by Buyer, including but not limited to those Leases and associated Assets for which the required landlord consent has not been obtained prior to or at the Closing Date.

       Section 2.3 Allocation of Purchase Price. An allocation of the Purchase Price in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended ("Code"), and regulations thereunder, is attached as Schedule
2.3 hereto. After the date of Closing, Sellers and Buyer shall each file Form 8594 as required under Code Section 1060. Sellers and Buyer shall prepare their respective federal, state and local tax returns in a manner consistent with such allocation.





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                                  ARTICLE III

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS

       Each Seller hereby jointly and severally represents and warrants to Buyer, and covenants with Buyer, as follows:

       Section 3.1 Corporate Existence; Authority. Each Seller is a corporation, duly organized, validly existing and in good standing under the laws of the state of its formation. The execution, delivery and performance of this Agreement by each Seller has been duly authorized by all necessary corporate and other action; and no further corporate or other action is necessary for each Seller to execute and deliver this Agreement and to consummate and perform its obligations hereunder.

       Section 3.2 Consents. Except as described on Schedules 1.1(c) and 1.1(d) hereto, no material consent, approval, waiver or authorization of, or the making of any declaration or filing with, any governmental authority or any other person is necessary in connection with the execution, delivery or performance by each Seller of this Agreement, including without limitation the assignment of any material contract right of each Seller to Buyer, and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the breach or termination of any material agreement or other material right, privilege, license or agreement of each Seller.

       Section 3.3 No Conflicting Agreements. Neither the execution and delivery of this Agreement by Sellers nor the fulfillment of or compliance with the terms or provisions hereof will:

              (a) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, (i) the Certificate of Incorporation or Bylaws of any Seller, or (ii) any other agreement, mortgage, lease, (other than leases which require the consent of the landlord for transfer and for which consent has not been obtained), license or other instrument or obligation to which any Seller is a party or by which the Assets are bound, or (iii) any provision of any applicable law, rule, regulation or ordinance or any order, decree, writ or injunction of any court, administrative agency or governmental authority by which any Seller is bound; or

              (b) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever upon any of the Assets or render void or ineffective the execution, delivery or performance of this Agreement or the transactions contemplated hereunder.

       Section 3.4 Validity and Binding Effect. Each Seller has all requisite power and authority to enter into this Agreement, to sell the Assets to Buyer and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by or on behalf of each Seller and constitutes the legal, valid and binding obligation of each Seller,





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enforceable against each Seller in accordance with its terms, except as the same may be limited by insolvency, bankruptcy or other laws of general application affecting the enforcement of creditors' rights and by general equitable principles.

       Section 3.5 Financial Statements. The financial statements of Sellers attached hereto as Schedule 3.5 have been prepared based on the information contained in Sellers' books and records, are true and complete in all material respects as of their respective dates, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, and fairly present the financial position of Sellers as of the respective dates of such balance sheets and the results of the operations of Sellers for the fiscal periods ended on such dates.

       Section 3.6 Liabilities. To the best of Sellers' knowledge, all liabilities or obligations of each Seller of any nature (whether absolute, accrued, contingent or otherwise) other than (i) the Assumed Obligations, and
(ii) all liabilities in any way related to Sellers' Restaurants located in Schaumburg, Illinois and Davie, Florida are set forth on Schedule 3.6 hereto (the "Known Liabilities"). Sellers shall pay or otherwise satisfy the Known Liabilities which are to be paid by Sellers under Schedule 3.6 (the "Known Liabilities to be Paid by Sellers"). The Purchase Price shall be reduced by the amount of the Known Liabilities which are to be credited to the Purchase Price under Schedule 3.6 and Buyer shall pay and assume such liabilities to the extent of such reduction. Sellers shall be wholly responsible for any penalties, late fees or charges related to its failure to pay the Known Liabilities to be Paid by Sellers. Sellers acknowledge that the exact dollar amount of the accruals and payables incurred by Sellers through Closing may differ from those set forth in Schedule 3.6 due to an inherent delay in reporting such items in Sellers' accounting systems. Sellers shall pay and discharge such additional liabilities either through direct payment or through reimbursement to Buyer in which event Buyer shall assume and pay any such additional accruals or payables including, but not limited to, those related to the purchase of food or beverage (including liquor) inventories, credit card commission charges or sales taxes through Closing to the extent of such reimbursement.

       Section 3.7  Taxes.

              (a) As used in this Agreement, the term "Taxes" shall refer to all (or any) of the following: All federal, state, county, local and foreign income, gross receipts, excise, import, ad valorem, property, franchise, license, sales, use, payroll, severance and windfall profits taxes, including any penalty, addition to tax, interest, assessment or other charge imposed thereon.

              (b) All ad valorem, property, sales, use or payroll taxes, including any penalty, interest, assessment or other charge imposed thereon due and payable by any Seller for any period ending prior to the Closing Date have been paid (or will prior to Closing be paid by each Seller) in full.

              (c) All Tax returns and reports required to be filed prior to the date hereof by or on behalf of any Seller are correct and complete, have been duly and timely filed in accordance with all applicable laws, and such returns and reports required to be filed on or before the Closing Date will be duly and timely filed or extensions of time within which to file such





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
       returns will have been obtained, and the income, activities, operations, and transactions of each Seller has been or will be properly included and correctly reflected thereon.

              (d) No agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitations with respect to payment by, or assessment against any Seller for any Tax for which any Seller may be directly or indirectly liable and no written request for any such agreement, waiver or other arrangement has been made and is currently outstanding.

              (e) No suits, actions, claims, or proceedings have been asserted as of the date hereof against any Seller in respect of any Tax for which any Seller may be directly or indirectly liable. Except as described in Schedule 3.7(e), no Seller is the subject of any audit or other proceeding in respect of payment of Taxes for which a Seller may be directly or indirectly liable and no such proceeding has been threatened.

              (f) No Seller nor any of its respective predecessors or affiliates has at any time filed a consent under Section 341(f)(1) of the Internal Revenue Code of 1986, as amended (the "Code") or agreed under Section 341(f)(3) of the Code to have the provisions of Section 341(f)(2) of the Code apply to a sale of any of its assets.

              (g) As of November 1, 1997, there were no federal, state or local Tax liens upon any of the Assets, except for statutory Liens for Taxes not yet due or delinquent.

              (h) No Seller is nor has it ever been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

              (i) No Seller nor its shareholder is a person other than a United States person within the meaning of the Code.

              (j) The amounts of Taxes withheld by or on behalf of any Seller with respect to all compensation paid to employees of any Seller for all periods ending on or before the date hereof and the Closing Date have been (or will be, as the case may be) proper and accurate, and all deposits required with respect to compensation paid to such employees have been (or will be) made in compliance with the provisions of all applicable Tax laws.

              (k) None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

              (l) None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.





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              (m)    No Seller is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

       Section 3.8 Records. To the best of each Seller's knowledge, all books of account and other records of each Seller are complete and correct in all material respects, and there have been no transactions involving the Restaurants of each Seller which properly should have been set forth therein and which have not been accurately so set forth.

       Section 3.9 Compliance with Applicable Law. Except with respect to the transfer of liquor licenses associated with each of the Restaurants, to the best of each Seller's knowledge after due investigation, (i) each Seller is in full compliance with every applicable law, rule, regulation, ordinance, license, permit and other governmental action and authority and every order, writ, and decree of every court, administrative agency or other governmental authority in connection with the ownership, operation and maintenance of its Assets and the Restaurants; (ii) no violation exists in respect of any such governmental authorization; (iii) no claim or proceeding is pending or threatened against any Seller with respect thereto; and (iv) there is no basis known to any Seller, after due investigation, for any such claim or proceeding.

       Section 3.10 Litigation. Except as disclosed on Schedule 3.10 hereto, as of the Closing Date (i) there are no claims, actions, proceedings, orders or investigations before any court or governmental or other regulatory or administrative agency or commission pending or, to any Seller's knowledge, threatened against any Seller; (ii) to each Seller's knowledge, there is no valid basis for the assertion of any claim for damages of any kind against any Seller relating to a product sold, or services rendered, by any Seller; (iii) no Seller is in default with respect to any judgment, order, writ, injunction, decree, or award from any court or other governmental instrumentality or arbitrator having jurisdiction over any Seller; and (iv) to the best of each Seller's knowledge after due investigation, no Seller is in default with respect to any material rule or regulation of any governmental department or other instrumentality having jurisdiction over any Seller.

       Section 3.11 Insurance. Schedule 3.11 hereto is a complete and correct list of each insurance policy maintained by any Seller on its Assets and with respect to its operations together with the coverage amounts and expiration dates of each such policy. Such insurance policies are in full force and effect on the date hereof. No Seller is in default with respect to any provision contained in any insurance policy identified on Schedule 3.11, and no Seller has knowingly failed to give any notice or present any claim under any insurance policy in due and timely fashion.

       Section 3.12 Employee Matters. Schedule 3.12 hereto is a complete and correct list of all personnel currently employed by each Seller including each employee's name, title or position, current compensation, vacation earned, and years of service. To the best of each Seller's knowledge after due investigation, each Seller is in full compliance with all laws relating to the employment of labor, including without limitation provisions thereof relating to wages, hours, equal opportunity, the employment of aliens, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, and the payment of Social Security and other Taxes, and is not engaged in any





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
unfair labor practice. No Seller has received written notice alleging that it is not in full compliance with all laws relating to the employment of labor. No Seller is a party to a collective bargaining agreement and is not aware of any union organization effort, strike, walk-out, boycott, slow-down, sick-out, work-stoppage or similar labor relations problem relating to a Restaurant.

       Section 3.13  Patents, Copyrights, Trademarks, Licenses, Etc.

              (a) Schedule 3.13(a) hereto is a complete and correct list of all patents, trademarks, service marks, trade names, and copyrights used in connection with the business of the Restaurants, which together with all know-how, processes, trade secrets and other intangible assets used in connection with the business of the Restaurants are referred to herein as the "Intangible Assets". Other than the Intangible Assets listed in Schedule 3.13(a), there are no patents, trademarks, service marks, trade names, copyrights, and other registrable intangible assets which are necessary for the conduct of the Restaurants. The present conduct of the Restaurants does not conflict with, infringe upon or violate the patents, trademarks, servicemarks, trade names, copyrights, know-how, processes, licenses or trade secrets or other intangible assets of any other person or entity, and no Seller has received any notice of any infringement or violation thereof. Each Seller agrees that it will make any filings and take any action reasonably requested by Buyer in order to assist Buyer in obtaining and/or maintaining the patents, trademarks, servicemarks, trade names, copyrights, know-how, processes, licenses or trade secrets or any other intangible assets transferred, sold or assigned to Buyer hereunder.

              (b) Sellers and their affiliates and predecessors have assigned rights to the names "Garcia's Mexican Restaurants," "Casa Lupita Restaurants" and "Carlos Murphy Restaurants" only as set forth in
       Schedule 3.13(b) hereto. To the knowledge of Sellers, no persons other than Sellers and the persons identified on Schedule 3.13(b) have or claim any right to such names.

       Section 3.14  Contracts and Agreements.

              (a) Schedule 3.14(a) hereto is a complete and correct list of all leases, contracts, agreements, and commitments or instruments, whether written or oral, to which a Seller is a party or affecting the ownership, operation or maintenance of the Restaurants, the Corporate Headquarters or the Assets which relate to any of the following (a "Material Contract"):

                        (i) Mortgages, loan agreements, indentures, security agreements and other agreements and instruments relating to the borrowing of money by, or any extension of credit to, any Seller;

                       (ii) Employment, consulting, non-competition, agency or other agreements relating to the provision of services (other than oral employment arrangements terminable at will without liability on the part of the employer);





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                      (iii)     Collective bargaining agreements;

                       (iv) Agreements, orders or commitments for the purchase of materials, supplies, finished products or services, in each case involving payments or receipts in excess of $10,000 in the aggregate;

                        (v) Agreements or commitments for the purchase or acquisition of any real property or for any capital expenditure of any kind in excess of $10,000 for any single project or related series of projects;

                       (vi)     Brokerage or finders agreements;

                      (vii) Agreements or commitments to sell, lease or otherwise dispose of any Assets other than in the ordinary course of business;

                     (viii) Agreements or commitments in any way affecting any Intangible Assets, including without limitation franchise, license, royalty or other agreements involving the Restaurant names used by the Sellers;

                       (ix) Agreements or commitments for the rendering of services by any Seller involving payments or other consideration having an aggregate value in excess of $10,000 or a duration in excess of three (3) months from the date of this Agreement;

                        (x) Agreements, commitments or other arrangements of any kind, including royalty agreements, service agreements or management agreements, with a shareholder or other affiliate of a Seller, an affiliate of a shareholder of a Seller, or with any employee, director or officer of a Seller or of an affiliate of a Seller;

                       (xi) Agreements or commitments limiting the freedom of any Seller to conduct business in any line of business, in any geographic area or under any of the Restaurant names used by the Sellers;

                      (xii) Any partnership or joint venture agreements involving any Seller or affecting the Assets;

                     (xiii) Other than this Agreement, agreements or contracts for the sale or transfer of any of the Restaurants, for the sale or transfer of a controlling interest in any of the Sellers or for the merger or consolidation of any of the Sellers since January 1, 1997;

                     (xiv) Leases, easements, non-disturbance agreements or other instruments or agreements pertaining to the ownership, possession or use of any real property or improvements thereon;





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                     (xv)       Leases, conditional sales contracts or similar
              agreements pertaining to the possession or use of personal property; and

                     (xvi) Any other agreement or commitment which in any case involves payments (or other value) having an aggregate value in excess of $10,000 or a duration in excess of three (3) months from the date of this Agreement.

              (b) Except as described in Schedule 3.14(b) hereto, (i) each Seller has complied in all respects with the provisions of all Material Contracts to which it is a party; (ii) each Seller is not in material breach or default under, and there is no valid basis for any claim of breach or default under, and there has been no waiver of any breach or default under, any term or provision of any Material Contract to which a Seller is a party; (iii) all the Material Contracts are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto in accordance with their terms. There has been no amendment or modification of any of the Material Contracts except as specifically set forth on said Schedule 3.14(a). No Seller is participating in any discussions or negotiations regarding modification of any of the Material Contracts or entry into any agreement which would constitute a Material Contract if it were in existence on the date of this Agreement.

       Section 3.15 Transactions Since December 29, 1996. During the period from December 29, 1996 to the date hereof:

              (a) Each Seller has operated its Restaurants only in the ordinary and usual course and has maintained or caused to be maintained in good repair, working order and condition consistent with industry practice all Assets, and from time to time has made or caused to be made all appropriate repairs, renewals and replacements thereof consistent with industry practice.

              (b) Except as described in Schedule 3.15(b) hereto, no Seller has (i) disposed of any assets or properties related to the Restaurants having a book value or sales value in the aggregate in excess of $10,000; (ii) waived or released any claim or right or canceled any debt or claim held by it related to the Restaurants in excess of $10,000;
       (iii) made any change in any method of accounting or accounting practice; (iv) done any act or omitted to do any act, or permitted any act or omission to act, which will cause a material breach of any contract or commitment, or any judgment, decree, award, order or instrument, related to the Restaurants to which a Seller is a party or is subject; (v) made any capital expenditure or commitment in excess of $10,000 individually, or $50,000 in the aggregate for additions to property, plant or equipment other than capital expenditures in the Pleasant Hill, California Restaurant; or (vi) committed or agreed to take any of such actions.

              (c) Each Seller has endeavored in good faith to preserve the Restaurants, to maintain inventory levels consistent with past practice, and to preserve the goodwill of persons having business relations with such Seller other than such persons with whom any Seller has a bona fide dispute.

              (d) There has not been any material adverse change in the financial condition, Assets, liabilities or business of any Seller.

              (e) There has not been any damage, destruction or loss (whether or not covered by insurance) having a fair market value of $10,000 or more adversely affecting the Assets or business of any Seller.

       Section 3.16 Title to Assets. The Sellers as a group have good and marketable title to, and are the owners of, each of the Assets and will convey the same to Buyer at the Closing. Except as set forth on Schedule 3.16 hereto, Sellers are not aware after performing due investigation of any liens, mortgages, security agreements, leases, options, pledges, charges, covenants, conditions, restrictions and other encumbrances and claims of any kind or character whatsoever with respect to any of the Assets. The Sellers are the current owners of the Restaurants. Other than Sellers and percentage rent provisions with landlords under leases which have been provided to Buyer, no party owns any interest in any of the Restaurants or has any right or interest in the revenues or profits of any Restaurant.

       Section 3.17   Affiliate Relationships.  Except as otherwise provided in
Schedule 3.17 hereto, the affiliates of the Sellers do not own, nor have any of them been furnishing, any of the properties, rights or privileges used in the conduct of the business of the Restaurants.

       Section 3.18 Tangible Personal Property. Schedule 1.1(b) attached hereto is a complete and correct list of all items of tangible personal property and fixtures of each Seller having a net book value in excess of One Thousand Dollars ($1,000).

       Section 3.19 Real Property. Schedule 1.1(a) hereto sets forth the legal description of the Real Property. No Seller has received any written notice of any (i) plan, study, or effort by any person, firm, corporation, governmental authority, or other entity (ii) intended or proposed federal, state, or local statute, ordinance, order, requirement, law, or regulation (including, without limitation, zoning changes) or (iii) existing, proposed, or contemplated public improvement plan to modify or realign any street or highway or eminent domain proceeding, in each case that may impose a lien upon, result in the taking of all or any part of, or adversely affect the current or planned use of, any of the Real Property. All real estate taxes and assessments which are due and payable with respect to the Real Property have been paid. There are no tax certiorari or other proceedings presently pending with respect to real estate taxes or assessments affecting the Real Property, and no such proceedings will be commenced prior to Closing. To each Seller's knowledge, all improvements on the Real Property and on any real property leased by a Seller conform to all applicable state and local laws and ordinances, and each parcel of Real Property and each parcel of real property leased by a Seller is zoned for the purposes for which the Real Property, leased real property and improvements thereon are presently being used.

       Section 3.20  Permits.

              (a) Schedule 3.20(a) hereto is a complete and correct list of all franchises, licenses, certificates of public convenience and necessity, privileges, permits and other consents of governmental authority which are related to the ownership of the Assets and the operation of Restaurants other than liquor licenses (the "Permits"). To the best of each Seller's knowledge, the validity and continuation of the Permits will not be affected by the sale of the Assets to Buyer hereunder. Each Seller has all Permits necessary for the conduct of its Restaurants as presently conducted or operated, all Permits are in full force and effect, all fees and charges relating thereto have been paid. All applications for renewal of the Permits have been timely filed and there is not required any modification of any Permit or application for renewal of any Permit. Each Seller has conducted its Restaurants in compliance with the terms of all Permits. There are no legal or administrative proceedings pending or, to the best of each Seller's knowledge, threatened which involve the validity, modification or breach of any Permit or the entitlement of any Seller to any Permit.

              (b) Schedule 3.20(b) hereto is a complete and correct list of all liquor licenses in effect with respect to each of the Restaurants, including the registered holder of such liquor license. Each Seller has all liquor licenses necessary for the conduct of its Restaurants as presently conducted or operated, all liquor licenses are in full force and effect, all fees and charges relating thereto have been paid. All applications for renewal of the liquor licenses have been timely filed and there is not required any modification of any liquor license or application for renewal of any liquor license. Each Seller has conducted its Restaurants in compliance with the terms of all liquor licenses. There are no legal or administrative proceedings pending or, to the best of Sellers' knowledge, threatened which involve the validity, modification or breach of any liquor license or the entitlement of any Seller to any liquor license.

       Section 3.21  Environmental Laws and Regulations.

              (a) (i) The ownership and operation of the Assets by each Seller, and to the knowledge of each Seller, the ownership and operation of the Assets by third parties, and any use, storage, treatment, disposal, or transportation by or on behalf of each Seller, and to the knowledge of each Seller, by third parties, of Hazardous Substances, that has occurred in or on the Assets prior to the date of this Agreement have been in compliance with all Environmental Requirements;
       (ii) during the ownership, occupancy and operation of the Assets by each Seller, and, to the best knowledge of each Seller, prior to such Seller's ownership, occupancy or operation, no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on, or under the Assets in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements;
       (iii) except as set forth in Schedule 3.21, no Seller utilizes any Hazardous Substances as of the date of this Agreement; (iv) there is no pending or, to the best knowledge of each Seller, threatened litigation or administrative proceeding or investigation (whether civil, criminal or administrative) concerning the Assets involving Hazardous Substances or Environmental

       Requirements; (v) to the best of Sellers' knowledge after due investigation, there is no friable asbestos or asbestos containing material ("ACM") within the Assets and there are no above-ground or underground storage tank systems located at the Assets; (vi) no Seller is subject to any order, permit or directive relating to the generation, recycling, reuse, sale, storage, handling, transport or disposal of Hazardous Substances or directing cleanup of or payment of cleanup costs of Hazardous Substances; (vii) no Seller is aware of nor has it received written notice of any notices, claims, orders, directives, litigation, administrative or other proceedings, whether actual or threatened, or judgments or orders relating to any Hazardous Substances or other forms of pollution relating in any way to any Seller; and (viii) the execution and delivery of this Agreement and the consummation by the each Seller of the transactions contemplated hereby will not affect the validity or require the transfer of any permits under Environmental Requirements, and will not require notification, registration, reporting, filing, investigation or remediation under any Environmental Requirement, including without limitation, any environmental transfer law.

              (b)    Sellers have provided Buyer with the reports set forth on
       Schedule 3.21, which Schedule sets forth all reports in their possession with respect to the compliance status or liability of such Seller, its operation and the Assets under Environmental Requirements.

              (c) Definitions. The following terms shall have the following meanings:

              "Environmental Requirements" means all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements, and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state, and local authorities, relating to the regulation of, imposing standards of conduct or liability regarding, or protection of, human health and safety (including, without limitation, employee health and safety), natural resources, conservation, the environment or the storage, treatment, disposal, transportation, handling, or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

              "Hazardous Substance" means (i) any "hazardous substance" as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. Sections 9601 et seq.) ("CERCLA") or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; (iii) asbestos ACM; or (iv) any additional substances or materials which at any time are classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

       3.22   Employee Benefit Plans.

              (a) Set forth on Schedule 3.22 hereto is a complete list of all "employee pension benefit plans" ("Pension Benefit Plans"), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "welfare benefit plans" as defined in Section 3(l) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, fringe benefit, incentive, deferred compensation, severance, or vacation plans, or any other employee benefit plan, program, policy or arrangement sponsored, maintained or contributed to by any Seller or to which any Seller, contributes or is obligated to make payments thereunder or otherwise may have any liability (collectively, the "Employee Benefit Plans").

              (b) With respect to each of the Employee Benefit Plans, correct and complete copies of the following documents have been delivered to Buyer: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans; (iii) Form 5500s, if applicable, for the last three fiscal years; and (iv) any correspondence with the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Agency, including any determination letter.

              (c) None of the Welfare Plans maintained by a Seller provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA. Each Seller has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

              (d) No liability under any Employee Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which any Seller has received notice that such insurance company is in rehabilitation or a comparable proceeding.

              (e) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of any Seller. No Seller is obligated to make any payment or transfer, accelerate any payment or transfer, or otherwise provide any benefit that would constitute an "excess parachute payment" under Section 280G of the Code.

       Section 3.23 Broker's Fees. Sellers shall jointly and severally indemnify and hold harmless Buyer from any liability for brokerage fees, finder's fees, agent's commissions, financial advisory fees or other similar forms of compensation authorized by any Seller in connection with or in any way related to the transaction contemplated by this Agreement.

       Section 3.24 Delivery of Documents. True and complete copies of all written instruments described or listed on the Schedules hereto have been delivered to Buyer.

       Section 3.25 Inventory and November Rent. The inventory of Sellers as set forth in Schedule 3.25 is correct in all material respects. Sellers have paid all base rent for November related to the Leases.

       Section 3.26 Full Disclosure. No representation or warranty by any Seller in this Agreement or in any of the Schedules or Exhibits hereto, or other statement in writing or certificate furnished or to be furnished to Buyer by or on behalf of any Seller in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

       Except as specifically described on Schedule 4.0 hereto, Buyer hereby represents and warrants to Sellers and covenants with Sellers as follows:

       Section 4.1 Corporate Existence; Authority. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Oklahoma. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary corporate and other action; and no further corporate or other action is necessary for Buyer to execute and deliver this Agreement and to consummate and perform its obligations hereunder.

       Section 4.2 Consents. No consent, approval or authorization of or the making of any declaration or filing with, any governmental authority or any other person is required in order for Buyer to consummate the purchase of the Assets in accordance herewith.

       Section 4.3 No Conflicting Agreements. Neither the execution and delivery of this Agreement by Buyer nor the fulfillment of or compliance with the terms or provisions hereof will:

              (a) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, (i) the Certificate of Incorporation or Bylaws of Buyer, or (ii) any other agreement, mortgage, lease, license or other instrument or obligation to which Buyer is a party, or (iii) any provision of any applicable law, rule, regulation or ordinance or any order, decree, writ or injunction of any court, administrative agency or governmental authority by which any Buyer is bound; or

              (b) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever upon the Assets or render void or ineffective the execution, delivery or performance of this Agreement or the transactions contemplated hereunder.

       Section 4.4 Validity and Binding Effect. Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by insolvency, bankruptcy or other laws of general application affecting the enforcement of creditors' rights or by general equitable principles.

       Section 4.5 Broker's Fees. Buyer shall indemnify and hold harmless the Sellers from any liability for brokerage fees, finder's fees, agent's commissions, financial advisory forms, fees or other similar forms of compensation authorized by Buyer in connection with or in any way related to the transactions contemplated by this Agreement.

       Section 4.6 Full Disclosure. No representation or warranty by Buyer in this Agreement, or other statement in writing or certificate furnished or to be furnished to Sellers by or on behalf of Buyer in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

       Section 4.7 Compliance with Applicable Law. To the best of Buyer's knowledge after due investigation, (i) Buyer is in full compliance with every applicable law, rule, regulation, ordinance, license, permit and other governmental action and authority and every order, writ, and decree of every court, administrative agency or other governmental authority in connection with the ownership, operation and maintenance of its assets and the business; (ii) no violation exists in respect of any such governmental authorization; (iii) no claim or proceeding is pending or threatened against Buyer with respect thereto; and (iv) there is no basis known to Buyer, after due investigation, for any such claim or proceeding.

                                   ARTICLE V

                        OTHER OBLIGATIONS OF THE PARTIES

       Section 5.1 Confidentiality. For a period of five (5) years after the Closing, each Seller shall use its best efforts to hold all confidential or non-public information or data with respect to the Restaurants in confidence and not directly or indirectly use such information or data to the detriment of Buyer. In the event that the provisions of this Section 5.1 should ever be deemed to exceed the time or other limitations permitted by the laws of any applicable jurisdiction, then such provisions shall be deemed reformed as to such jurisdiction so as to provide for the maximum limitations provided by such laws. Each Seller specifically acknowledges and agrees that the remedy at law for any breach of any covenant set forth in this Section 5.1 above, shall be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

       Section 5.2 Conduct of Restaurants Through Closing Date. From August 14, 1997, to the date hereof, each Seller represents and warrants to Buyer that it has conducted the business of its Restaurants only in the ordinary course, consistent with past practices.

       Section 5.3 Intentionally left blank.

       Section 5.4 Intentionally left blank.

       Section 5.5 Pleasant Hill Restaurant. Sellers have commenced remodeling of the Pleasant Hill, California Restaurant to convert the same into a "Garcia's" restaurant in accordance with plans which have been provided to Buyer. Sellers shall expend up to Two Hundred Fifty Thousand Dollars ($250,000) in connection with such remodeling in the following manner: the Purchase Price has been reduced by Two Hundred Twenty-Three Thousand Five Hundred Eighty-Six Dollars ($223,586) based on Sellers' representation that Twenty-Six Thousand Four Hundred Fourteen Dollars ($26,414) have been expended by Sellers for such remodeling through Closing. Buyer shall use such reduced amount in connection with the remodel which Buyer hereby agrees to complete within six (6) months of the Closing Date.

       Section 5.6 Buyer's Due Diligence. Prior to the Closing, each Seller will permit Buyer and its authorized officers, employees, attorneys, accountants, and other representatives full access during normal business hours to the Assets and the Restaurants and the books and records pertaining thereto, and will furnish Buyer during such period with such information concerning Sellers' Restaurants and Assets as Buyer may reasonably request. In addition, each Seller will make its employees available during normal business hours to answer Buyer's questions regarding the Restaurants and the Assets.

       Section 5.7  Best Efforts.

              (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to cause the conditions to the parties' respective obligations hereunder to be satisfied and to consummate and make effective the transactions contemplated by this Agreement, and shall use its best efforts to obtain promptly all waivers, permits, consents, and approvals of, and to effect all registrations, filings, and notices with or to third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement.

              (b) In the event (i) any Contract is not assignable without the consent of other parties thereto, (ii) such consent is not obtained,
       (iii) Buyer does not waive in writing the requirement of consent, and
       (iv) Buyer elects to proceed with the transaction contemplated hereby notwithstanding such lack of consent, then, in order to vest in Buyer the full value and benefit of such Contract from and after the Closing Date, each Seller shall in its own name or as Buyer shall otherwise direct (A) take all such action as reasonably required or requested so that Buyer shall receive the full value and benefit of such Contract as though such Contract had been assigned to Buyer hereunder, including any performance by each Seller reasonably necessary to preserve to Buyer the full value of such Contract, and (B) promptly pay over to Buyer all monies collected by or paid to Sellers in respect of such Contract. The undertaking set forth in this Section 5.7(b) shall not require a financial expenditure on the part of Sellers nor shall a Seller be required to take any action which would constitute a breach of a Contract or a violation of applicable law.

              (c) In the event (i) any Lease is not assignable without the consent of other parties thereto, (ii) such consent is not obtained,
       (iii) Buyer does not waive in writing the requirement of consent, and
       (iv) Buyer elects to proceed with the transaction contemplated hereby notwithstanding such lack of consent, then, notwithstanding anything contained elsewhere in this Agreement, Buyer shall manage the Restaurant subject to such Lease under the terms set forth in the Management Agreement between Buyer and the owner of such Restaurant. Such Lease shall be assigned to Buyer at such time, if ever, as all necessary consents to the assignment of such Lease are obtained.

              (d) The undertakings of Section 5.7(b) and of Section 5.7(c) shall not impair or reduce in any way the parties obligations to use their best efforts to obtain all necessary consents to the assignment to Buyer of all the Contracts and Leases as soon as possible after Closing.

       Section 5.8 Changes of Events. Each of the parties shall notify the other promptly in the event that it becomes aware that any representation or warranty made hereunder is untrue in any respect or that it is unlikely that any condition to either party's obligation to consummate the transactions contemplated by this Agreement will not be satisfied by the Closing Date.

       Section 5.9 Further Assurances. Each Seller agrees that from time to time, whether at or after the Closing Date, it will execute and deliver, and will cause its affiliates to execute and deliver, such further instruments of conveyance and transfer and take such other action as Buyer may reasonably request in order to more effectively convey and transfer to Buyer the Assets and to assist in completing the other transactions contemplated by this Agreement. After the Closing, each Seller shall cooperate with Buyer in any reasonable way requested by Buyer to permit Buyer (or its parent) to comply with reporting obligations to the Securities and Exchange Commission (the "Commission").

       Section 5.10 Preservation of Business Relationships. Sellers shall take all action reasonably requested by Buyer to attempt to preserve for Buyer the benefit of the Restaurants and Sellers' previous business relationships with suppliers and customers of the Restaurants. Sellers shall participate in any reasonable notice to third parties or other publicity regarding the sale of the Restaurants to Buyer proposed by Buyer. Each Seller shall endeavor to keep available to such Seller and to Buyer the services of the officers and individuals who currently are performing services for such Seller, whether or not they are employees of such Seller.

       Section 5.11 Employee Matters. Buyer may, at its sole discretion, extend offers of employment to any employees of Sellers, and each Seller shall not take any action to discourage any employees of Sellers from entering into employment arrangements with Buyer or to retain any employees which Buyer desires to hire. The extension of offers of employment by Buyer, if any, shall be in Buyer's sole discretion. Each Seller shall, at Buyer's request, release any employees hired by Buyer from any non-compete or confidentiality agreements or commitments in favor of such Seller. Until and including the Closing Date, each Seller shall retain, and shall pay and discharge, all obligations to its current employees, former employees and participants (whether hired or not hired by Buyer), including without limitation any severance payment responsibilities to such current employees, COBRA responsibilities, any obligations for vacation pay and any obligations under any Employee Benefit Plans except that Buyer shall pursuant to the Assumption Agreement assume any payroll obligations of Restaurant-level employees of Sellers which exist as of the Closing Date and shall assume certain identified payroll obligations to corporate-level employees of Sellers. Buyer shall have no liability of any nature or description (whether or not incurred, contingent or otherwise) in connection with or in any manner related to any current or prior Employee Benefit Plan of Sellers or any of its ERISA Affiliates including without limitation (a) any obligation to provide benefits or further funding thereunder, or (b) the payment of any amounts in connection therewith, including without limitation any tax, penalty, interest or additions to tax arising under ERISA, the Code or any other applicable law. Buyer shall pay the December, 1997 premium under Sellers' health insurance policy with respect to those employees of Sellers which Buyer hires and such employees shall remain covered by such policy through December 31, 1997.

       Section 5.12 Title to Real Property. Sellers shall reasonably cooperate in any action reasonably requested to assist Buyer in confirming the state of title to the Real Property or in obtaining title insurance, if desired by Buyer.

       Section 5.13 Coke Agreement. Buyer shall assist Sellers in attempting to negotiate an acceptable settlement to Sellers with Coca-Cola regarding the current agreement between Coca-Cola and Sellers. Buyer shall have no authority to execute or enter into any settlement agreement with Coca-Cola regarding the termination of such agreement. Buyer shall contribute the first $25,000 of any final settlement between Sellers and Coca Cola, Buyer and Sellers shall share the next $25,000 of any such settlement on a 50-50 basis and Sellers shall be responsible for any settlement amounts over $50,000.

       Section 5.14 Liquor Licenses. To the extent permitted by law, Buyer shall be permitted to operate each Restaurant under a Seller's existing liquor license for such Restaurant until (a) Buyer has obtained a liquor license for the Restaurant or (b) May 31, 1998. Buyer shall indemnify and hold harmless Sellers and their respective officers, directors and shareholders from any claims arising by reason of Buyer's violation of applicable liquor laws. Sellers shall, jointly and severally, indemnify and hold harmless Buyer and its respective officers, directors and shareholders from any losses, liabilities or claims arising by reason of any Seller's failure to have a valid liquor license in effect with respect to a Restaurant, including without limitation any economic losses caused by any shutdown of a Restaurant. The indemnities set forth in this Section 5.14 shall be subject to the limitations on indemnification set forth in Article VIII of this Agreement.

       Section 5.15 Chief Financial Officer. Famous and Buyer shall pay fifty percent (50%) of the compensation and benefits expense of Nancy Huth, Chief Financial Officer of Famous, through March 31, 1998, and shall share the services of Ms. Huth in approximately the same percentage through such date.


                                   ARTICLE VI

                       CONDITIONS TO OBLIGATIONS OF BUYER

                           [Intentionally left blank]


                                  ARTICLE VII

                       CONDITIONS TO SELLERS' OBLIGATIONS

                           [Intentionally left blank]


                                  ARTICLE VIII

                                INDEMNIFICATION

       Section 8.1 Sellers' Indemnity. Notwithstanding any investigation made by or on behalf of Buyer prior to or after the Closing, each Seller, jointly and severally, agrees to indemnify and hold harmless Buyer, and its officers, directors and shareholders, from and against and in respect of, and will reimburse such persons for:

              (a) Any and all damages, deficiencies, claims, losses, expenses, obligations, indebtedness and liabilities (collectively, "Losses") resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement by or on the part of any Seller hereunder;

              (b) Any and all Losses related to Taxes imposed upon or relating to any of the Sellers;

              (c) Any and all Losses related to or arising by reason of non-compliance with the bulk sales or transfer laws of the States of Arizona, California or Michigan with the respect to the transaction contemplated hereby;

              (d) Any and all Losses related to liens imposed upon any of the Assets related to work performed or materials furnished to any of the Restaurants or the Corporate Headquarters prior to the Closing Date;

              (e)    Any and all Losses related to Retention Bonuses;

              (f) Any and all Losses related to the failure of any of the Sellers to comply with the requirements of COBRA;

              (g) Any and all Losses related to the distribution of the Purchase Price among the various Sellers;

              (h) Any and all Losses related to claims arising in connection with the Sellers' bankruptcy proceedings, Case No. 92-11160-PHX-SSE or under the bankruptcy plan approved in connection with such proceedings;

              (i) Any and all Losses related to the proceedings or claims described in Schedule 3.10 hereto; and

              (j) Any and all actions, claims, suits, proceedings, demands, assessments, judgments and costs incident to any of the foregoing, including without limitation reasonable attorneys' fees, court costs and interest.

       Section 8.2 Buyer's Indemnity. Notwithstanding any investigation made by or on behalf of Seller prior to or after the Closing, Buyer agrees to indemnify and hold harmless each Seller and each Seller's officers, directors and shareholders from and against, and in respect of, and will reimburse such persons for:

              (a) Any and all Losses resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement by or on the part of Buyer hereunder;

              (b) Any and all Losses related to any Assumed Obligation and the Known Liabilities (excluding the Retention Bonuses); and

              (c) Any and all actions, claims, suits, proceedings, demands, assessments, judgments and costs incident to any of the foregoing, including without limitation reasonable attorneys' fees, court costs and interest.

       Section 8.3  Indemnity Procedure.

              (a)    Third Party Claims.   In the event any party receives
       written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Article VIII (a "Claim"), and such party intends to seek indemnity from the other party pursuant to this Article VIII, such party (the "Indemnified Party") shall provide the other party (the "Indemnifying Party") with written notice of such Claim and the Indemnifying Party shall be entitled to assume control of the defense, appeal or settlement of such Claim, and the

       Indemnified Party will fully cooperate with the Indemnifying Party in connection therewith. If the Indemnifying Party assumes the entire defense of such Claim (with counsel selected by it which is reasonably satisfactory to the Indemnified Party), the Indemnifying Party shall bear the entire cost of defending such Claim. The Indemnifying Party shall not have the right to settle any such Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. In the event of the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Party or person in connection with such defense unless otherwise agreed to in writing by the parties or as herein provided; provided, however, the Indemnified Party shall have the right to participate in such defense, at its own cost, and the obligation to cooperate therewith. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such Claim, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party, including, without limitation, attorneys' fees, disbursements and all amounts paid as a result of such Claim, or the compromise or settlement thereof. Failure of a party to give prompt notice of a Claim for indemnification hereunder shall not affect such party's right to indemnification hereunder except to the extent that the Indemnifying Party shall have been materially prejudiced as a result of such failure, and except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give notice.

              (b) Other Claims. A party shall be entitled to recover from the other party for all Losses or matters described in Sections 8.1 or
       8.2 even though the Loss or matter is not related to a Claim brought by a third party.

       Section 8.4 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements made in this Agreement or in any certificate or instrument delivered in connection herewith shall be in full force and effect notwithstanding any investigation made by or disclosure made to any party hereto, whether before or after the date hereof, shall survive the Closing, and shall continue to be applicable and binding for a period of twenty-four (24) months after Closing and for a period of thirty-six (36) months after Closing for any matter related to Taxes.

       Section 8.5  Limitations on Remedies.

              (a) Buyer's indemnification rights under this Agreement shall only be for a maximum of Six Hundred Thousand Dollars ($600,000) and in no event shall Sellers, or any of them be obligated for aggregate Losses in excess of Six Hundred Thousand Dollars ($600,000) and Buyer's indemnification rights hereunder shall relate only to matters of which Buyer gives Famous written notice within twenty-four (24) months after the Closing Date; provided, that, with respect to Sellers' obligation to indemnify Buyer for any Seller's obligations related to Taxes, such indemnification rights shall extend for an additional twelve (12) month period beyond the initial twenty-four (24) month period from the Closing Date and shall during such additional twelve (12) month period be for an amount equal to the lesser of (i) that portion of the Six Hundred Thousand Dollars ($600,000) maximum indemnity still available at the end of the first twenty-four (24) month period after Closing or (ii) Two Hundred Thousand Dollars ($200,000). Any claim of which Famous is given written notice prior to the end of the applicable period set forth above shall continue and remain subject to the indemnification rights provided for herein until the final resolution of such claim.

              (b) Sellers shall be able to bring a Claim against Buyer for breach of this Agreement at any time until twenty-four (24) months after Closing. Any Claim of which Buyer is given written notice prior to the end of such time period shall continue until the final resolution of such claim.


                                   ARTICLE IX

                               TAXES AND EXPENSES

       Section 9.1 Transfer Taxes. Buyer and Sellers shall share equally any sales, use, transfer, documentary and similar taxes and all other duties, levies or other governmental charges which may become due and owing by reason of the sale and transfer of the Assets hereunder.

       Section 9.2 Recording Fees. Buyer shall pay all recording fees relating to the filing of instruments transferring title to Buyer from Sellers.

       Section 9.3 Prorations. Except for the Assumed Obligations, utility charges and except for rentals under the Leases, those charges (including, without limitation, water and sewer rents, ad valorem taxes, if any, and similar items) which relate to a period beginning prior and ending subsequent to the Closing Date and which cannot be measured otherwise, any invoices or statements received by either party which cover such period shall be prorated between Buyer and Sellers according to the number of days in the period covered by such invoice or statement during which Buyer and Sellers, respectively, owned the Assets, and each shall pay its allocable share thereof, either directly or by way of reimbursement if the other party shall have paid the same, upon receipt of an invoice therefor or evidence of such payments, as applicable.


                                   ARTICLE X

                                 MISCELLANEOUS

       Section 10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the choice of law principles thereof.

       Section 10.2 Entire Agreement. This Agreement, including any Exhibits and Schedules hereto, contains the entire agreement and understanding between the parties hereto, and supersedes any and all prior agreements, arrangements and understandings, relating to the subject matter hereof. There are no written or oral agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless consented to in writing by Buyer and Sellers.

       Section 10.3 Expenses. Except as otherwise provided herein, each party hereto shall separately bear the expenses incurred by it in connection with this Agreement and in connection with all things required to be done by it hereunder.

       Section 10.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered personally or when sent by facsimile or on the third day after being mailed by registered or certified mail, postage prepaid, addressed as follows:

         To Sellers:              Famous Restaurants, Inc.
                                  500 West Monroe St.
                                  Chicago, Illinois 60661
                                  Attn: Neil L. Goulden, Esq.
                                  (Fax):  312/441-7173

         To Buyer:                Fiesta Restaurants, Inc.
                                  3240 W. Britton, Suite 202
                                  Oklahoma City, OK 73120
                                  Attn:  Vincent F. Orza, Jr.
                                  (Fax):  405/751-7348

         Any party may change its address for receiving notices by giving written notice of such change to the other party in accordance with this
Section 10.4.

         Section 10.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, this Agreement may not be assigned by either party without the written consent of the other.

         Section 10.6 Parties In Interest. Nothing in this Agreement shall entitle any party other than Buyer or Sellers to any claim, cause of action, remedy or right of any kind.

         Section 10.7 Waiver. No waiver of any term, provision or condition of this Agreement shall be effective unless in writing, signed by the party against which such waiver is sought to be enforced, and no such waiver shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement, unless specifically so stated in such written waiver.

         Section 10.8 Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance (other than a term, covenant, condition or application which affects the essence of this Agreement) shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to those persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby, and each term, covenant and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives on the day first above written.

                                       "Buyer"

                                       FIESTA RESTAURANTS, INC.


                                       By:     /S/
                                              ---------------------------------
                                              _______________, President

                                       "Sellers"

                                       FAMOUS RESTAURANTS, INC.


                                       By:     /S/
                                              ---------------------------------
                                              ________________, President

                                       GARCIA'S RESTAURANTS, INC.


                                       By:     /S/
                                              ---------------------------------
                                              ________________, President


                                       FIESTA ENTERPRISES, INC.


                                       By:     /S/
                                              ---------------------------------
                                              ________________, President

                                       FAMOUS MEXICAN RESTAURANTS
                                       OF ARIZONA, INC.


                                       By:     /S/
                                              ---------------------------------
                                              ________________, President


                                       FAMOUS MEXICAN RESTAURANTS
                                       OF IDAHO, INC.


                                       By:     /S/
                                              ---------------------------------
                                              ________________, President

                                       FAMOUS MEXICAN RESTAURANTS
                                       OF UTAH, INC.


                                       By:     /S/
                                              ---------------------------------
                                              ________________, President

                                       FAMOUS FISH RESTAURANTS, INC.


                                       By:     /S/
                                              ---------------------------------
                                              ________________, President

                         OMITTED SCHEDULES AND EXHIBITS

         All schedules and exhibits to the Asset Purchase Agreement have been omitted from this Report on Form 8-K. The following is a list of such schedules and exhibits. Eateries will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

                 Exhibit or Schedule               Brief Description of Contents
                 -------------------               -----------------------------

                      A                                     List of Restaurants by location

                      1.1(a)                                Real Property

                      1.1(b)                                Personal Property

                      1.1(c)                                Contracts

                      1.1(d)                                Leases

                      1.2(b)                                Geographic limitations on use of trade names

                      1.3(a)                                Assumed Accounts Payable

                      2.3                                   Allocation of Purchase Price

                      3.5                                   Sellers' Financial Statements

                      3.6                                   Known Liabilities of Sellers

                      3.7(e)                                Tax audits

                      3.10                                  Litigation

                      3.11                                  Insurance Policies

                      3.12                                  Employees

                      3.13(a)                               Intellectual Property

                      3.13(b)                               Names

                      3.14(a)                               Material Agreements

                      3.14(b)                               Breaches of Material Agreements

                      3.15(b)                               Material Capital Expenditures

                      3.16                                  Liens

                      3.17                                  Affiliate Ownership

                      3.20(a)                               Permits

                      3.20(b)                               Liquor Licenses

                      3.21                                  Hazardous Substances

                      3.22                                  Employee Benefit Plans

                      3.25                                  Closing Inventory

                      4.0                                   Exceptions to Buyer's Representations and Warranties